UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 7, 2015

E-QURE CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-54862

Delaware	47-1691054
(State of Incorporation)	(I.R.S. Employer Identification No.)

20 West 64th Street, Suite 39G, New York, NY	10023
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (972) 8-916-7333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

A. On July 30, 2015, E-Qure Corp., a Delaware corporation (the "Registrant") reported in its Form 8-K that it had entered into an exclusive distribution agreement (the "Distribution Agreement") with Chemipal Ltd, a closely-held Tel-Aviv Stock Exchange listed company organized under the laws of the State of Israel ("Chemipal"). Chemipal has been actively engaged in the distribution of medical products in Israel since 1941. Under the Distribution Agreement, the Registrant has granted Chemipal exclusive distribution rights to the Registrant's medical device for the treatment of chronic wounds (the "BST Device™") and the accompanying disposable electrodes (sometimes collectively, the "Products") in Israel for an initial 5 year term, subject to Chemipal satisfying a minimum purchase quota of $3 million during the term. The Chemipal agreement further provides as follows:

(i) the Registrant will supply the Distributor with an initial inventory;
(ii) the Registrant will re-supply the Distributor with Products from time-to-time, based upon payment by the Distributor to the Registrant;
(iii) based upon demand for the Products, the parties will reevaluate and increase the size of the inventory as sales of the Products increase; and
(iv) the Distributor will use the BST Device ™ for treatment of patients in hospitals, long-term care facilities, medical centers and clinics and other potential users.

B. On December 28, 2014, the Registrant entered into a preliminary distribution agreement with Rubifarm S.A., an entity organized under the laws of Argentina ("Rubifarm") which agreement is subject to approval by the regulatory authorities of Argentina. At the date of regulatory approval, which is anticipated during the 4th quarter of 2015, a definitive agreement will be executed and filed with the SEC. The agreement contemplates that Rubifarm will be granted exclusive distribution rights for the BST Device™ in Argentina for an initial term of 5 years subject to Rubifarm meeting a minimum purchase quota of $1.5 million during the initial 5-year term in order to retain its exclusivity.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Registrant reported in its Form 8-K filed with the SEC on June 6, 2014, the completion of the purchase of certain BST assets from an unaffiliated third party, Lifewave Ltd., organized under the laws of the State of Israel, pursuant to a Patents Purchase Agreement dated June 4, 2014, a copy of which was filed as an exhibit to the June 6, 2014 8-K.

On September 29, 2014, the Registrant, through its wholly-owned Israeli subsidiary, Esqure Advanced Medical Devices Ltd., completed the acquisition of the remaining Lifewave assets under an Asset Purchase Agreement with Michael Cohen, a resident of the State of Israel and the control person of Lifewave (the "Seller"). Pursuant to the terms of the Asset Purchase Agreement, the Registrant paid $350,000 in consideration for the purchase all of Seller's remaining BST assets, including:

(i) medical research data held by Seller's research partners, distributors and marketing advisors in Israel and elsewhere;
(ii) manufacturing and design files related to the BST Device ™, including mechanical and electronics schemes drawings, printed circuit boards graphics, BST electrodes including rechargeable electrodes; and related files, as well as files related to all BST electrodes;
(iii) testing equipment and devices for BST manufacturing;
(iv) PowerLab devices including equipment of Lifewave Ltd (the entity from whom Registrant acquired the BST Device ™ and technology);
(v) BST Devices and electrodes under the control of BST distributors, physicians, hospitals, clinics worldwide;
(vi) the Main Server of Lifewave which holds all manufacturing, marketing and other material related to the Registrant's BST Device ™ and
(vii) injection molds for the manufacture of the Registrant's BST Device ™ plastic parts.

The Asset Purchase Agreement was filed as Exhibit 10.10 to the Registrant's Form 8-K filed on October 10, 2014.

To support the Registrant's development, manufacture, marketing and ability to commercially exploit the BST Device ™, the Registrant raised over $2,095,000 in equity capital during the quarter ended June 30, 2014. Reference is made to the disclosure under Item 5.06 and Item 8.01 below and to the Registrant's quarterly report on Form 10-Q for the period ended June 30, 2014, filed with the SEC on August 19, 2014.

Item 5.06 Change in Shell Company Status.

The Registrant is filing this Form 8-K to report that effective during the three-month period ended September 30, 2015, for the forgoing reasons and the completion of a series of transactions, agreements, ongoing operations and events described more fully in Items 1.01, 2.01 and 8.01, that have had the effect of causing the Registrant to cease being a shell company, as defined in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, it is the Registrant's position that it is no longer a "shell" company.

Item 8.01 Other Events.

The Registrant, a medical device company engaged in the business of commercializing its proprietary BST Device ™, is presently seeking an Investigational Device Exemption (IDE) approval from the United States Food and Drug Administration (the "FDA"), a prerequisite for commencing clinical trials under FDA regulations and being able to market the BST Device ™ in the United States. The BST Device ™ is designed to treat chronic wounds - primarily Stage III and Stage IV ulcers/wounds - via electrical stimulation, mimicking the natural electrical current that occurs in injured skin on the human body. The BST Device ™ stimulates renewed blood flow and oxygen in order to induce local cell regeneration and thereby promote wound healing in a non-invasive manner. The BST Device ™ has received the CE mark, which is in the process of renewal under the Registrant's name. The CE mark, formerly the EC mark, has been the mandatory conformity marking for certain products sold within the European Economic Area (EEA) since 1985. The CE marking is also found on products sold outside the EEA that are manufactured in, or designed to be sold in, the EEA.

The Registrant is currently in negotiations with manufacturers to produce commercial models of the BST Device ™ which should be ready for sale in Europe during 2016 and in the United States in the second half of 2017, assuming timely receipt of FDA approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
E-QURE CORP.

By:	/s/ Ohad Goren
Name:	Ohad Goren
Title:	Chief Executive Officer

Date: October 13, 2015